Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Renovis, Inc.

John C. Doyle

(650) 266-1407

doyle@renovis.com

Pfizer and Renovis Extend Research Collaboration to

Identify Small Molecule VR1 Antagonists

South San Francisco, California– April 10, 2007 — Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases, today announced an agreement with Pfizer Inc. (NYSE: PFE) to extend the term of the companies’ worldwide collaboration to research, develop and commercialize small molecules that target the vanilloid receptor, VR1. This extension provides Renovis with additional research funding through June 30, 2008 and reflects the goal of Pfizer and Renovis to advance multiple, small molecule VR1 antagonists toward clinical development.

The VR1 receptor is a member of a related group of ion channel proteins known as the transient receptor potential (TRP) family that mediate and influence cell signaling. Inhibitors of VR1 are predicted to be useful in the treatment of pain, urinary incontinence and other diseases and disorders.

“We partnered our VR1 program with Pfizer in June 2005 at a preclinical stage because we believed that safe and effective antagonists of VR1 could potentially address major medical needs in multiple therapeutic areas and we wanted to work with a partner capable of aggressively pursuing this broad potential with us,” stated Corey S. Goodman, Ph.D., President and Chief Executive Officer of Renovis. “Since then, the collaboration has produced its first advanced candidate, which we expect to enter human testing in 2007, as well as several other small molecule VR1 antagonists that we hope to advance into IND-enabling studies and clinical development with Pfizer during the term of this extension.”

“VR1 antagonists represent an enormous opportunity to help large numbers of patients who are poorly served by existing therapies,” added Michael G. Kelly, Ph.D., Senior Vice President of Research and Development. “We are strongly committed to doing all that we can with Pfizer to deliver on this promise.”

Under the terms of the extension, Pfizer will continue to fund all aspects of the collaboration including the research and preclinical development efforts at Renovis through June 30, 2008. Other terms of the collaboration and licensing agreements between Pfizer and Renovis have not been changed.

Two Corporate Drive    South San Francisco, CA 94080    Tel: 650.266.1400    Fax: 650.266.1460    www.renovis.com

2007 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting requirements of drug discovery and clinical development activities and the potential for Renovis to enter into new licensing agreements or strategic collaborations. We plan to update financial guidance for 2007, as necessary, when we release results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2007, the Company has updated its financial guidance as previously announced in conjunction with its results for the year ended December 31, 2007, to give effect to the extension of its collaboration with Pfizer. The Company now expects:

•	total contract revenue from existing agreements of $5.3 million to $9.8 million; and

•

total operating expenses of $28.0 million to $32.0 million, excluding non-cash, stock-based compensation to be recognized in accordance with SFAS No. 123R and $1.1 million in restructuring expense that we recorded in the first quarter of 2007.

About Renovis

Renovis is a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases. The Company's proprietary research programs focus on purinergic receptors for the potential treatment of pain and inflammatory diseases. In addition, Renovis has a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule vanilloid receptor (VR1) antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial results, future revenues, future operating expenses, future preclinical and clinical development, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make

Two Corporate Drive    South San Francisco, CA 94080    Tel: 650.266.1400    Fax: 650.266.1460    www.renovis.com

are described in greater detail in the reports we file with Securities and Exchange Commission, including the “Risk Factors” section of our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 15, 2007. Renovis is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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Two Corporate Drive    South San Francisco, CA 94080    Tel: 650.266.1400    Fax: 650.266.1460    www.renovis.com